Exhibit 99.1
Core Natural Resources Reports Third Quarter 2026 Results
Demonstrates consistency and resilience of its highly cash-generative operating portfolio
Returns $90 million to stockholders, bringing the total returned over the past seven quarters to $450 million
Repurchases 930,611 shares, bringing the reduction in share count to ~10 percent since February 2025
Capitalizes on strengthening price environment by securing ~29 million tons of future sales commitments

CANONSBURG, Pa., November 5, 2026 /PRNewswire/ — Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported net income of $9.0 million, or $0.18 per diluted share, in the third quarter of 2026. Additionally, Core reported adjusted EBITDA1 of $165.2 million in the quarter, which included nine months of discretionary employee incentive compensation totaling $17.2 million. Third quarter revenues totaled $1.1 billion.

“Core continues to demonstrate the power of its highly cash-generative portfolio of world-class assets and its strategic engagement in the most compelling segments of the global marketplace,” said Jimmy Brock, Core’s chairman and CEO. “During Q3, the Core team again generated robust free cash flow and returned a substantial amount of capital to stockholders for the seventh straight quarter. While normal geologic variability and weather-related shipment delays dampened quarter-over-quarter comparisons, Core remains on track to deliver a strong full-year performance and to drive significant long-term value for our stockholders.”
Operational and Marketing Update
During Q3 2026, Core’s high calorific value thermal segment achieved coal sales of 8.2 million tons, down 2 percent from the previous quarter, and recorded realized coal revenue per ton sold1 of $56.58, which was also modestly lower due principally to sales mix. The segment had cash cost of coal sold per ton1 of $41.44, which was 7 percent higher than in Q2 2026 due to normal geologic variability at its Pennsylvania Mining Complex.

In the metallurgical segment, coking coal sales totaled 2.3 million tons in Q3, in line with the previous quarter, and thermal byproduct sales totaled 0.2 million tons. The segment achieved realized coal revenue per ton sold1 for coking coal of $124.06 and realized coal revenue per ton sold1 for the metallurgical segment as a whole of $120.18, representing a quarter-over-quarter increase of 5 percent. The segment reported a cash cost of coal sold per ton1 of $92.92, representing an 8 percent quarter-over-quarter increase principally due to a short-term increase in contract labor utilization. The metallurgical segment’s sales volumes were hampered by stormy weather late in the quarter that caused the loading of two high-value vessels to slip into early October.

In the Powder River Basin segment, Q3 sales volumes totaled 13.5 million tons, representing a 32 percent increase over the previous quarter due to seasonally stronger demand. Realized coal revenue per ton sold1 was $14.29, which was generally in line with Q2 2026, and cash cost of coal sold per ton1 was $13.49, representing a 9 percent improvement due in large part to the increased volume levels.

During Q3, the marketing team secured 29.4 million tons of new sales commitments across all segments for delivery in future periods, at prices reflecting the significantly improved market environment. Included in this total, the Core team committed 2.4 million tons of metallurgical coal for delivery in 2027 to North American customers, at an average fixed price higher than last year’s commitments.

The following table presents operational results by reportable segment (in millions, except per ton information):

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
High CV Thermal Segment
Tons Sold	8.2	8.4	7.2
Realized Coal Revenue per Ton Sold[1]	$56.58	$58.11	$59.78
Cash Cost of Coal Sold per Ton[1]	$41.44	$38.58	$40.53
Cash Margin per Ton Sold[1]	$15.14	$19.53	$19.25

Metallurgical Segment
Tons Sold	2.5	2.6	2.2
Coking Coal	2.3	2.3	1.9
Thermal Byproduct	0.2	0.3	0.4
Realized Coal Revenue per Ton Sold[1]	$120.18	$114.13	$101.60
Coking Coal[1]	$124.06	$121.43	$112.94
Thermal Byproduct[1]	$67.22	$55.09	$45.18
Cash Cost of Coal Sold per Ton[1]	$92.92	$85.65	$94.18
Cash Margin per Ton Sold[1]	$27.26	$28.48	$7.42

Powder River Basin Segment
Tons Sold	13.5	10.2	13.0
Realized Coal Revenue per Ton Sold[1]	$14.29	$14.28	$14.09
Cash Cost of Coal Sold per Ton[1]	$13.49	$14.85	$13.04
Cash Margin per Ton Sold[1]	$0.80	$(0.57)	$1.05
Financial, Liquidity, and Capital Return Update
Core’s capital return framework targets the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share. During Q3 2026, the company invested $84.7 million to repurchase 930,611 shares of its common stock at an average share price of $90.96. Core has now invested a total of $413.9 million to repurchase 5.2 million shares of common stock, or roughly 9.6 percent of total shares outstanding as of the program’s launch, at an average share price of $79.53, and a total of $449.7 million, inclusive of dividend payments, in the capital return program overall.
Since the inception of its capital return program in February 2025, Core has returned approximately 85 percent of its free cash flow1 to stockholders via its capital return program. As of September 30, 2026, Core had $586.1 million of remaining authorization under its existing $1.0 billion share repurchase program.
In addition, the board declared a $0.10 per share quarterly dividend payable on December 15, 2026, to stockholders of record on November 30, 2026.
“During Q3, Core again demonstrated the consistency and resilience of its highly cash-generative operating portfolio,” Brock said. “The Core team generated strong free cash flow and continued to reduce share count in a steady and systematic manner, ending the quarter with 48.9 million shares outstanding, or nearly 10 percent lower than the total in February 2025 when the capital return program was launched. Given the resurgent market environment and strong contract book we continue to build, Core expects to continue to shrink the share count in Q4 and as we turn the corner into 2027.”

During Q3 2026, Core generated net cash provided by operating activities of $174.6 million and free cash flow1 of $80.3 million. At September 30, 2026, Core had total liquidity of $1.0 billion, including $443.9 million in cash and cash equivalents and short-term investments.

Market Update
Thermal coal market conditions strengthened markedly in Q3, particularly overseas. Continuing disruptions in global LNG and refined product markets are buoying international thermal coal demand and boosting seaborne pricing. Correspondingly, rising U.S. thermal coal exports combined with ongoing U.S. power demand growth are beginning to tighten domestic thermal markets as well.

Longer term, U.S. grid operators are projecting substantial power demand growth, spurred by reindustrialization and the AI-driven data center build-out. With the U.S. coal fleet operating at an average capacity factor of less than 50 percent – and with the Trump Administration moving aggressively to ensure the long-term viability of the U.S. coal fleet – Core expects U.S. thermal coal demand to climb in coming years. Likewise, the long-term outlook for thermal coal in the seaborne market appears positive. Energy markets are tight around the world; India’s cement production is growing at a rapid clip; and the International Energy Agency expects global electricity demand to grow at 3.6 percent in 2026 and 3.8 percent in 2027.

Seaborne metallurgical markets also strengthened appreciably during Q3. Current assessments indicate High-Vol A coal (FOB the vessel on the U.S. East Coast) at more than $30 per metric ton higher today than at the start of Q3. In addition, China recently agreed – as part of bilateral trade negotiations – to import at least 10 million metric tons of coal from U.S. coal producers in both 2027 and 2028, with U.S. metallurgical producers likely to be prime beneficiaries, in Core’s estimation. Core expects increasing demand and elevated Australian Premium Low-Vol pricing to continue to support U.S. East Coast prices, and for the significant differential between the two products to narrow over time as Asian buyers seek to take advantage of the wide price spread. Meanwhile, Core continues to make good progress in marketing its Leer brand coal as an advantageous, high value-in-use substitute for Australian premium products.
Core expects the ongoing, steel-dependent build-out of Southeast Asian economies – along with sustained investment in new blast furnace capacity across that region – to support a constructive, long-term market outlook for high-quality coking coals.
Outlook
“While mining conditions can and will vary from quarter to quarter, the Core team remains laser-focused on achieving world-class productivity and industry-leading cost performance on a sustained basis across our entire mining portfolio, while operating in tight alignment with our core values of safety and compliance, continuous improvement, and financial performance,” said Mitesh Thakkar, Core’s president. “With our strategically diversified operating platform, Core is uniquely positioned to capitalize on what we view as the highest potential market opportunities in the coal universe — tightening global energy markets, an ongoing infrastructure build-out in the developing world, and resurgent U.S. power demand.”
1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.” Cash Margin per Ton Sold is an operating ratio derived from non-GAAP financial measures and is defined as realized coal revenue per ton sold less cash cost of coal sold per ton.

2026 Guidance

	2026
	Tons	$ per ton
Sales Volume (in millions of tons)
Coking[1]	9.0 - 9.5
High CV Thermal[2]	31.5 - 32.5
Powder River Basin	47.5 - 49.5
Total	88.0 - 91.5

Metallurgical (in millions of tons)
Committed, Priced Coking	7.6	$123.10
Committed, Unpriced Coking	1.7
Total Committed Coking	9.3

Metallurgical Cash Cost of Coal Sold per Ton		$88.00 - $90.00

High CV Thermal (in millions of tons)
Committed, Priced[3]	31.3	$59.00
Committed, Unpriced	0.1
Total Committed High CV Thermal	31.4

High CV Thermal Cash Cost of Coal Sold per Ton		$40.00 - $41.00

Powder River Basin[4] (in millions of tons)
Committed, Priced	48.5	$14.28

Powder River Basin Cash Cost of Coal Sold per Ton		$13.75 - $14.00

Corporate (in $ millions)
Capital Expenditures	$325 - $375
Depreciation, Depletion and Amortization	$600 - $650
Cash Basis General and Administrative Costs[5]	$85 - $100
Cash Tax Rate	0% - 5%
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Reflects inclusion of collared commitments
4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases
5 - Excludes expenses related to non-cash stock-based compensation and other non-recurring adjustments
Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High CV Thermal Cash Cost of Coal Sold per Ton, and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing, and potential significance of certain income statement items.

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
Investors seeking our detailed financial statements can refer to the Quarterly Report on Form 10-Q once it has been filed with the Securities and Exchange Commission (“SEC”).
About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Condensed Consolidated Statement of Cash Flows
The following table presents the condensed consolidated statement of cash flows for the three months ended September 30, 2026 (in thousands):

Three Months Ended September 30, 2026
Cash Flows from Operating Activities:	(Unaudited)
Net Income	$8,998
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	159,302
Other Non-Cash Adjustments to Net Income	(5,905)
Changes in Working Capital	12,162
Net Cash Provided by Operating Activities	174,557
Cash Flows from Investing Activities:
Capital Expenditures	(94,446)
Proceeds from Sales of Assets	213
Other Investing Activity	(23,725)
Net Cash Used in Investing Activities	(117,958)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(10,488)
Repurchases of Common Stock	(84,651)
Dividends and Dividend Equivalents Paid	(4,932)
Net Cash Used in Financing Activities	(100,071)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(43,472)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	645,047
Cash, Cash Equivalents and Restricted Cash at End of Period	$601,575

Reconciliation of Non-GAAP Financial Measures
We define realized coal revenue as revenues reported in the Condensed Consolidated Statements of Income (Loss) less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold.
The following tables present reconciliations by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended September 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$580,969	$355,364	$195,143	$24,690	$4,411	$(15,490)	$1,145,087
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	115,240	60,911	2,944	—	—	—	179,095
Intersegment Terminal Revenues	—	—	—	15,490	—	(15,490)	—
Non-Coal Revenues	—	—	—	9,200	4,411	—	13,611
Segment Realized Coal Revenue	$465,729	$294,453	$192,199	$—	$—	$—	$952,381
Tons Sold	8,232	2,450	13,454
Realized Coal Revenue per Ton Sold	$56.58	$120.18	$14.29

	Three Months Ended June 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$612,122	$366,283	$148,274	$26,946	$4,393	$(17,004)	$1,141,014
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	122,379	68,808	2,393	—	—	—	193,580
Intersegment Terminal Revenues	—	—	—	17,004	—	(17,004)	—
Non-Coal Revenues	—	—	—	9,942	4,393	—	14,335
Segment Realized Coal Revenue	$489,743	$297,475	$145,881	$—	$—	$—	$933,099
Tons Sold	8,428	2,606	10,213
Realized Coal Revenue per Ton Sold	$58.11	$114.13	$14.28

	Three Months Ended September 30, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$514,721	$292,694	$186,366	$19,778	$3,171	$(14,187)	$1,002,543
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	82,550	66,912	2,830	—	—	—	152,292
Intersegment Terminal Revenues	—	—	—	14,187	—	(14,187)	—
Non-Coal Revenues	—	—	—	5,591	3,171	—	8,762
Segment Realized Coal Revenue	$432,171	$225,782	$183,536	$—	$—	$—	$841,489
Tons Sold	7,229	2,222	13,030
Realized Coal Revenue per Ton Sold	$59.78	$101.60	$14.09
The following tables present breakdowns of the realized coal revenue per ton sold for the Metallurgical segment between coking coal and thermal byproduct (in thousands, except per ton information):

	Three Months Ended September 30, 2026
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$283,192	$11,261	$294,453
Tons Sold	2,283	167	2,450
Realized Coal Revenue per Ton Sold	$124.06	$67.22	$120.18

	Three Months Ended June 30, 2026
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$281,670	$15,805	$297,475
Tons Sold	2,319	287	2,606
Realized Coal Revenue per Ton Sold	$121.43	$55.09	$114.13

	Three Months Ended September 30, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$208,986	$16,796	$225,782
Tons Sold	1,850	372	2,222
Realized Coal Revenue per Ton Sold	$112.94	$45.18	$101.60
We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalties, production taxes and credits and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following tables present reconciliations by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended September 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$456,346	$288,580	$185,804	$8,152	$23,804	$(15,490)	$947,196
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	100,552	60,109	2,944	—	—	—	163,605
Intersegment Transportation Costs	14,688	802	—	—	—	(15,490)	—
Cost of Sales from Idled Operations	—	—	—	—	4,048	—	4,048
Terminal Operating Costs	—	—	—	8,152	—	—	8,152
Settlements of Commodity Derivatives	—	—	1,319	—	—	—	1,319
Other Non-Active Mining Costs	—	—	—	—	19,756	—	19,756
Segment Cash Cost of Coal Sold	$341,106	$227,669	$181,541	$—	$—	$—	$750,316
Tons Sold	8,232	2,450	13,454
Cash Cost of Coal Sold per Ton	$41.44	$92.92	$13.49

	Three Months Ended June 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$447,517	$281,551	$156,069	$9,176	$11,680	$(17,004)	$888,989
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	106,412	67,771	2,393	—	—	—	176,576
Intersegment Transportation Costs	15,967	1,037	—	—	—	(17,004)	—
Cost of Sales from Idled Operations	—	—	—	—	4,287	—	4,287
Insurance Reimbursements - Fire Costs	—	(10,493)	—	—	—	—	(10,493)
Terminal Operating Costs	—	—	—	9,176	—	—	9,176
Settlements of Commodity Derivatives	—	—	1,998	—	—	—	1,998
Other Non-Active Mining Costs	—	—	—	—	7,393	—	7,393
Segment Cash Cost of Coal Sold	$325,138	$223,236	$151,678	$—	$—	$—	$700,052
Tons Sold	8,428	2,606	10,213
Cash Cost of Coal Sold per Ton	$38.58	$85.65	$14.85

	Three Months Ended September 30, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$375,552	$275,222	$172,775	$7,626	$10,484	$(14,187)	$827,472
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	69,704	65,571	2,830	—	—	—	138,105
Intersegment Transportation Costs	12,846	1,341	—	—	—	(14,187)	—
Cost of Sales from Idled Operations	—	18,375	—	—	5,080	—	23,455
Insurance Reimbursements - Fire Costs	—	(19,350)	—	—	—	—	(19,350)
Terminal Operating Costs	—	—	—	7,626	—	—	7,626
Other Non-Active Mining Costs	—	—	—	—	5,404	—	5,404
Segment Cash Cost of Coal Sold	$293,002	$209,285	$169,945	$—	$—	$—	$672,232
Tons Sold	7,229	2,222	13,030
Cash Cost of Coal Sold per Ton	$40.53	$94.18	$13.04
We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation, Merger-related expenses and fair value adjustments of commodity derivative instruments. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.
The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended September 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Corporate and Other	Consolidated
Net Income (Loss)	$57,794	$(3,130)	$2,174	$14,947	$(62,787)	$8,998
Income Tax Benefit	—	—	—	—	(12,579)	(12,579)
Interest Expense, net	—	—	—	—	4,612	4,612
Depreciation, Depletion and Amortization	66,829	69,914	8,484	1,591	12,484	159,302
Other Adjustments	—	—	—	—	4,875	4,875
Adjusted EBITDA	$124,623	$66,784	$10,658	$16,538	$(53,395)	$165,208

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company's asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

Three Months Ended September 30, 2026
Net Cash Provided by Operating Activities	$174,557

Capital Expenditures	(94,446)
Proceeds from Sales of Assets	213
Free Cash Flow	$80,324

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “years ahead,” “look forward” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, uncertainties regarding the ability of Core to mine, upgrade, process, and extract rare earth elements and critical minerals from its existing mines, including uncertainties regarding the financial impacts of such activities; risks related to the CEO transition; risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; deterioration in economic conditions or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; decreases in coal consumption patterns for steel production, electric power generation and industrial applications; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; inflation that could result in higher costs and decreased profitability; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving longwall equipment, railroad derailments or strikes, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; failure to obtain or renew surety bonds, letters of credit or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and corporate governance (“ESG”) practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners, acquisition targets or similar investments or integrating the operations of future acquisitions or investments into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully after the closing of the Merger; the risk that the anticipated benefits of the Merger may not be realized or may take longer to realize than expected; and other unforeseen factors.
All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.
Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.
Contacts:
Investor:
Deck Slone, (314) 994-2766
investorrelations@coreresources.com
Media:
Erica Fisher, (724) 416-8292
media@coreresources.com